PRELIMINARY COPY


PROXY                    GEICO CORPORATION                  COMMON STOCK

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          OLZA M. NICELY, LOUIS A. SIMPSON and SAMUEL C. BUTLER, or any of them, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Common Stock of GEICO Corporation held of record by the undersigned on , 1995, at the Special Meeting of Stockholders to be held at Corporation Trust Center, 1209 Orange Street, Wilmington Delaware, on , 1995, at a.m., Eastern Standard Time, and at any adjournment or postponement thereof, on the following:

          (1) PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AMONG BERKSHIRE HATHAWAY INC., HPKF INC. AND GEICO CORPORATION dated as of August 25, 1995, all as more fully described in the accompanying Proxy
               Statement:

                   o FOR          o AGAINST       o ABSTAIN

          (2) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

This Proxy is given WITH authority to vote FOR Item (1) unless a contrary choice is specified.

               The Board of Directors recommends a vote "FOR" Item (1)


                              (SEE REVERSE SIDE)


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                         (PLEASE READ OTHER SIDE FIRST)


                                      Shares

                                          Signed:




                                           (PLEASE SIGN EXACTLY AS
                                            NAME APPEARS AT LEFT)

                                     DATED:                    , 1995


                                   PLEASE MARK, SIGN, DATE AND RETURN
                                   THE PROXY CARD PROMPTLY USING THE
                                   ENCLOSED ENVELOPE.